Exhibit 99.1

Mile High Center 1700 Broadway, Suite 2300 Denver, CO 80290-2300 T/303.837.1661 F/303.861.4023

Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corporation Announces Completion of

Offering of Common Stock

DENVER – March 27, 2015 – Whiting Petroleum Corporation (NYSE: WLL) today announced that it completed its previously announced registered public offering of 35,000,000 shares of its common stock for total net proceeds of approximately $1.0 billion, after deducting underwriter’s discounts and commissions.

Whiting also announced by separate press release that it has completed its previously announced private unregistered offering of $1.25 billion aggregate principal amount of 1.25% convertible senior notes due 2020. This amount includes the sale of $250 million aggregate principal amount of convertible senior notes pursuant to the exercise of the initial purchasers’ option in full to purchase additional convertible senior notes. Whiting also announced that it has completed its previously announced private unregistered offering of $750 million aggregate principal amount of 6.25% senior notes due 2023.

Whiting received approximately $3.0 billion in aggregate net proceeds from the offerings. Whiting used the net proceeds from the offerings to repay all of the amounts outstanding under its credit agreement and will use the remainder for its general corporate purposes.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain and Permian Basin regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota, the Niobrara play in northeast Colorado and its Enhanced Oil Recovery field in Texas. The Company trades publicly under the symbol “WLL” on the New York Stock Exchange.